                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) OR Rule 14a-12

                          SPEEDFAM INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                          SPEEDFAM INTERNATIONAL, INC.
                             305 NORTH 54TH STREET
                            CHANDLER, ARIZONA 85226

                            ------------------------

                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 8, 1998

                            ------------------------

     The Annual Meeting of Shareholders of SpeedFam International, Inc., an Illinois corporation (the "Company") will be held at the Company's corporate headquarters, 305 North 54th Street, Chandler, Arizona 85226 on Thursday, October 8, 1998, at 11:00 a.m., local time, for the following purposes as described in the attached Proxy Statement:

          1. To elect a Board of six Directors;

          2. To approve an amendment to the 1995 Stock Plan for Employees and Directors of SpeedFam International, Inc., as amended as of May 22, 1997 (the "1995 Stock Plan"), which would increase the maximum aggregate number of shares of the Company's Common Stock as to which awards of options, restricted shares, units or rights may be made from time to time thereunder from 1,000,000 to 1,800,000;

          3. To approve an amendment to the 1995 Employee Stock Purchase Plan of SpeedFam International, Inc. (the "1995 Purchase Plan"), which would increase the maximum number of shares of the Company's Common Stock which shall be available for sale thereunder from 500,000 to 1,000,000; and

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Shareholders of record of the Company at the close of business on September 1, 1998, will be entitled to notice of and to vote at the meeting. A copy of the Company's 1998 Annual Report, which includes audited financial statements, is enclosed. The officers and directors of the Company cordially invite you to attend the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ James N. Farley
                                          James N. Farley
                                          Chairman of the Board

September 8, 1998

                                   IMPORTANT
  PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                          SPEEDFAM INTERNATIONAL, INC.
                             305 NORTH 54TH STREET
                            CHANDLER, ARIZONA 85226

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is furnished to the shareholders of SpeedFam International, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Company's Annual Meeting of Shareholders to be held on October 8, 1998.

     Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, execution of a subsequent proxy or attendance at the annual meeting and voting in person. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the meeting or at any adjournment thereof.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone or in person. The Company may also reimburse brokers, banks, nominees, and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Common Stock.

     The information included herein should be reviewed in conjunction with the financial statements, notes to financial statements, and independent auditors' report included in the Company's 1998 Annual Report. This Proxy Statement and form of proxy were first mailed to shareholders on or about September 8, 1998.

VOTING

     Shareholders of record on the books of the Company at the close of business on September 1, 1998, will be entitled to notice of and to vote at the meeting. A list of the shareholders entitled to vote at the meeting shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting at the Company's corporate headquarters, 305 North 54th Street, Chandler, Arizona 85226. The Company had outstanding on September 1, 1998, 16,118,206 shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote on each matter submitted to a vote at the meeting.

     The shares represented by proxies will be voted as directed in the proxies. In the absence of specific direction, the shares represented by proxies will be voted FOR the election of all of the nominees as Directors of the Company and FOR Proposal No. 2 and Proposal No. 3. In the event any nominee for Director shall be unable to serve, which is not now contemplated, the shares represented by proxies may be voted for a substitute nominee. If any matters are to be presented at the Annual Meeting other than the matters referred to in this Proxy Statement, the shares represented by proxies will be voted in the discretion of the proxy holders.

     The Company's Bylaws provide that a majority of all of the shares of Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. To determine whether a specific proposal has received sufficient votes to be passed, for shares deemed present, an abstention and a broker non-vote will have the same effect as a vote "against" the proposal. The six nominees for Director who receive the most votes will be elected. With respect to the proposals to amend each of the 1995 Stock Plan and the 1995 Purchase Plan (Proposal No. 2 and Proposal No. 3, respectively), the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented and voting at the Annual Meeting will be required to approve each such Proposal.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

     Directors are to be elected at the annual meeting to serve terms of one year or until their respective successors have been elected. The nominees for Director, all of whom are now serving as Directors of the Company, are listed below together with certain biographical information. Mr. Thomas J. McCook has announced his intention to retire from the Board of Directors effective as of the date of the Annual Meeting. The Company acknowledges his long years of service and expresses appreciation for his significant contributions.

     Thomas J. McCook (74) has been a director of SpeedFam International, Inc. since 1979. He was formerly Vice President of Stewart-Warner, an automotive parts manufacturer.

     Effective as of the date of the Annual Meeting, the Board of Directors will be reduced by one person and will consist of six persons. Accordingly, the Company has not named a nominee to replace Mr. McCook as director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES LISTED BELOW AS DIRECTORS.

     James N. Farley (69) has been a director of SpeedFam International, Inc. since 1961. He was appointed Chairman and Chief Executive Officer by the Board of Directors in 1993 and served in both capacities until May 1997, when Makoto Kouzuma was appointed Chief Executive Officer. Mr. Farley had been President of SpeedFam International, Inc. from 1967 to 1993. Prior to that, he was Vice President of Sales and had served as Business Manager since joining SpeedFam International, Inc. in 1960. Mr. Farley was instrumental in developing the organization and is presently responsible for developing and directing the future strategy of SpeedFam International, Inc. Mr. Farley also serves on the board of three privately-held companies. He holds a BSEE from Northwestern University.

     Makoto Kouzuma (58) has been a director of SpeedFam International, Inc. since 1982. He was appointed Chief Executive Officer by the Board of Directors in May 1997. In 1993, Mr. Kouzuma was appointed President and Chief Operating Officer of SpeedFam International, Inc. He was Executive Vice President of SpeedFam International, Inc. and had the additional post of President of SpeedFam Corporation from 1990 to 1993. He is also Executive Vice President and General Manager of SpeedFam Co., Ltd., the Company's joint venture in the Far East (the "Far East Joint Venture"). Mr. Kouzuma is currently responsible for the day to day operations of both Speedfam International, Inc. and the Far East Joint Venture, the latter since 1971. Mr. Kouzuma joined SpeedFam International, Inc. in 1969 to open a Japanese liaison office. He graduated as an Electrical Engineer from Chuo University in Tokyo, Japan. Mr. Kouzuma is a resident of Japan.

     Neil R. Bonke (56) has been a director of SpeedFam International, Inc. since 1996. He has been a director of Electroglas, Inc., a capital equipment supplier to the semiconductor device market, since April 1993. Mr. Bonke was the Chairman of the Board of Electroglas, Inc. from April 1993 until July 1997 and its Chief Executive Officer from April 1993 until April 1996. He also serves on the Board of Directors of Sanmina Corp. and FSI International Inc. Electroglas, Inc., Sanmina Corp. and FSI International Inc., each a public company, are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Bonke was a Group Vice President of General Signal and President of General Signal's Semiconductor Equipment Operations from September 1991 to July 1993.

     Richard S. Hill (46) has been a director of SpeedFam International, Inc. since 1997. He has been the Chief Executive Officer and a director of Novellus Systems, Inc., a capital equipment supplier to the semiconductor device market, since 1993. In May 1996 he was appointed Chairman of the Board of Novellus Systems, Inc. From 1981 to August 1993, Mr. Hill was employed by Tektronix, Inc., an electronics company, where he held positions as President of the Tektronix Development Company, Vice President of the Test & Measurement Group, and President of Tektronix Components Corporation.

     Dr. Stuart L. Meyer (61) has been a director of SpeedFam International, Inc. since 1982. For many years a physics professor and research scientist, he has been a professor in the Management and Strategy

Department at the J.L. Kellogg Graduate School of Management, Northwestern University from 1977 to the present.

     Robert M. Miller (71) has been a director of SpeedFam International, Inc. since 1990. He is currently Director Emeritus of Okuma America Corporation in Charlotte, North Carolina. Since 1985, Mr. Miller has been President of ITMC Inc., a marketing consulting firm providing service to capital equipment manufacturers.

ADDITIONAL INFORMATION CONCERNING BOARD OF DIRECTORS

     The Board of Directors currently consists of seven persons. The Company's non-employee directors each receive an annual retainer of $11,000, plus a fee of $1,000 for each Board meeting and $500 for each Committee meeting they attend. In addition, each non-employee director annually receives an option to purchase 5,000 shares of Common Stock pursuant to the 1995 Stock Plan. All directors are reimbursed for expenses incurred in connection with attending Board and Committee meetings.

     The Compensation Committee consists of Messrs. Bonke, Hill and Miller, with Mr. Miller serving as Chairman of the Committee. The duties of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee (i) determines compensation for all officers of the Company, (ii) grants awards to officers under the Company's compensation and benefit plans and
(iii) adopts major Company compensation policies and practices. The Compensation Committee met 3 times during fiscal 1998.

     The Audit Committee currently consists of Messrs. McCook, Meyer and Miller, with Mr. Miller serving as Chairman of the Committee. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fees payable to the independent auditors and reviews audit results. The Audit Committee met 2 times during fiscal 1998.

     The Board of Directors held 6 meetings during fiscal 1998. All of the Directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Messrs. Farley and Kouzuma receive certain amounts from SpeedFam Co., Ltd. consisting of salaries, directors' fees and bonuses, as well as dividends on their individual holdings of stock in certain of SpeedFam Co., Ltd.'s subsidiaries. All amounts payable to Mr. Farley from the Far East Joint Venture are paid directly to the Company. During the Far East Joint Venture's fiscal year ended April 30, 1998 and 1997, such payments totaled approximately Y19.5 million ($157,279) and Y20.4 million ($177,352) respectively. During the Far East Joint Venture's fiscal year ended April 30, 1998 and 1997, Mr. Kouzuma received an aggregate of approximately Y40.6 million ($326,904) and Y42.1 million ($365,651) respectively.

     Pursuant to a proposed agreement between the Far East Joint Venture, to be effective as of June 1, 1998, the Company will be solely responsible for compensating Mr. Kouzuma. In lieu of director's fees, salary and bonus paid directly to Mr. Kouzuma for services rendered with respect to the Far East Joint Venture, the Far East Joint Venture will pay an annual amount directly to the Company for the use of such services.

     During the Far East Joint Venture's fiscal year ended April 30, 1996, Mr. Farley received an aggregate of approximately $44,000 from the Far East Joint Venture, which represented payments prior to the date of Mr. Farley's employment agreement with the Company. After such date, payments totaling approximately $85,000 for the Far East Joint Venture's 1996 fiscal year were directed to the Company pursuant to Mr. Farley's employment agreement. During the Far East Joint Venture's fiscal year ended April 30, 1996, Mr. Kouzuma received an aggregate of approximately Y39.2 million ($399,587). All amounts in U.S. dollars above are based upon the average annual yen/dollar exchange rates for the subject year.

     Both Messrs. Farley and Kouzuma serve as directors of SpeedFam Co., Ltd. In addition, both serve as directors of SpeedFam Clean Systems Co., Ltd., a majority owned subsidiary of SpeedFam Co., Ltd. Mr. Kouzuma also serves as President of SpeedFam Clean Systems Co., Ltd. In addition, each of Messrs. Farley and Kouzuma own 5% of the outstanding capital stock of SpeedFam Clean Systems Co., Ltd.

Messrs. Farley and Kouzuma also serve as directors of Met-Coil Ltd., SpeedFam Co. Ltd.'s 50%-owned joint venture. Mr. Kouzuma owns 10.62% of the outstanding capital stock of Saku Seiki Co., Ltd., a majority owned subsidiary of SpeedFam Co., Ltd., and serves as a director of Saku Seiki Co., Ltd. Messrs. Farley and Kouzuma also serve as directors of several wholly owned subsidiaries of SpeedFam Co., Ltd., namely SpeedFam Korea Ltd., SpeedFam Incorporated in Taiwan, SpeedFam India (Pvt.) Ltd. and SpeedFam (S.E.A.) Pte. Ltd. in Singapore.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose in this proxy statement any late filings of those reports made by its directors and executive officers in fiscal 1998. Under the Section 16(a) rules and subject to certain exceptions, directors and executive officers are required to file a Form 4 on or before the tenth day after the end of the month in which a change in beneficial ownership has occurred. None of the Company's directors or executive officers were delinquent in their filing of reports during fiscal 1998.

             OWNERSHIP OF SPEEDFAM INTERNATIONAL, INC. COMMON STOCK

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of September 1, 1998 by (i) each shareholder who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each nominee for director, (iv) each Named Executive Officer (as defined herein) and (v) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Information with respect to EQSF Advisors, Inc. and Capital Guardian Trust Company is based solely on each such entity's respective public filings made with the Securities and Exchange Commission.

                                                              BENEFICIAL OWNERSHIP
                                                              --------------------
NAME AND ADDRESS                                               NUMBER      PERCENT
----------------                                              ---------    -------
EQSF Advisors, Inc. ........................................  1,573,300      9.8%
767 Third Avenue
New York, New York 10017
Capital Guardian Trust Company..............................    973,600      6.0%
333 South Hope Street
Los Angeles, California 90071
James N. Farley(1)(2).......................................  1,237,540      7.7%
Nancy J. Farley(1)(3).......................................  1,142,325      7.1%
James N. and Nancy J. Farley Foundation(4)..................     99,720      *
Makoto Kouzuma(1)(5)........................................    766,838      4.8%
SpeedFam Employees Profit Sharing Trust(1)(6)...............    168,380      1.0%
Roger K. Marach(7)..........................................     63,281      *
Christopher E. Augur(8).....................................     79,955      *
Robert R. Smith(9)..........................................    104,273      *
Neil R. Bonke...............................................      7,500      *
Richard S. Hill.............................................      1,000      *
Thomas J. McCook............................................     23,180      *
Dr. Stuart L. Meyer.........................................     51,140      *
Robert M. Miller............................................     12,960      *
All directors and executive officers as a group (10
  persons)..................................................  2,347,667     14.6%

---------------
 *  Less than one percent.

(1) The business address of Messrs. Farley and Kouzuma, Mrs. Farley and the SpeedFam Employees Profit Sharing Trust is 305 North 54th Street, Chandler, Arizona 85226.

(2) All shares beneficially owned by Mr. Farley are held in the James N. Farley Trust, of which Mr. Farley acts as sole trustee. Excludes (i) shares beneficially owned by Nancy J. Farley (Mr. Farley's spouse), (ii) an aggregate of 1,251,765 shares beneficially owned by Mr. Farley's adult children, (iii) 691,380 shares held in the Makoto Kouzuma Trust, a revocable trust, of which Mr. Farley serves as co-trustee, and (iv) 168,380 shares owned by the SpeedFam Employees Profit Sharing Trust, of which Mr. Farley acts as co-trustee. Mr. Farley disclaims beneficial ownership of all shares referred to in (i) through (iv) above. Also excludes 99,720 shares held by the James N. and Nancy J. Farley Foundation.

(3) Of such shares, 627,070 are held in the Nancy J. Farley Trust, a revocable trust. Charles A. Kelly, Secretary of the Company, acts as co-trustee of such trust with Mr. Farley (the spouse of Nancy J. Farley). Pursuant to the trust agreement, Mr. Kelly has sole voting and shares dispositive power with Mrs. Farley over shares held in the trust. The Nancy J. Farley Trust may be voluntarily terminated by Mrs. Farley at any time. Includes 515,255 shares of Common Stock over which Mrs. Farley has sole voting and dispositive power as Custodian for thirteen minor grandchildren. Mrs. Farley disclaims beneficial ownership as to such shares. Excludes shares beneficially owned by Mr. Farley and an aggregate of 1,251,765 shares beneficially owned by Mrs. Farley's adult children, as to all of which Mrs. Farley disclaims beneficial ownership. Also excludes 99,720 shares held by the James N. and Nancy J. Farley Foundation.

(4) James N. Farley serves as trustee for the James N. and Nancy J. Farley Foundation.

(5) Of such shares, 691,380 are held in the Makoto Kouzuma Trust, a revocable trust. Mr. Kelly and Mr. Farley act as co-trustees of such trust and share voting and dispositive power over shares held in the trust. The Makoto Kouzuma Trust may be voluntarily terminated by Mr. Kouzuma at any time. The remaining 75,458 shares are subject to issuance to Mr. Kouzuma upon the exercise of certain stock options.

(6) Messrs. Farley, Marach and Kelly act as co-trustees of the Plan and share voting and dispositive power over shares held by the Plan.

(7) Excludes 168,380 shares owned by the SpeedFam Employees Profit Sharing Trust of which Mr. Marach serves as co-trustee. Mr. Marach disclaims beneficial ownership of such shares.

(8) Mr. Augur resigned from the Company effective June 12, 1998.

(9) Includes 11,120 shares beneficially owned by Mr. Smith's spouse.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table shows the compensation awarded or paid by the Company to the Chairman of the Board, the Chief Executive Officer and the three executive officers (the "Named Executive Officers") of the Company during the fiscal years ended May 31, 1998, 1997 and 1996:

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                              ------------
                                                                                 AWARDS
                                                                              ------------
                                                                               SECURITIES
                                      ANNUAL COMPENSATION                      UNDERLYING
                             FISCAL   -------------------    OTHER ANNUAL       OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY     BONUS     COMPENSATION(1)    (# SHARES)    COMPENSATION(2)
---------------------------  ------   --------   --------   ---------------   ------------   ---------------
James N. Farley(3).........   1998    $278,500   $167,100       $13,754              --         $  5,088
  Chairman of the Board       1997     250,000    162,500        13,754              --            1,481
                              1996     252,120    100,000        13,754              --            2,097
Makoto Kouzuma(3)..........   1998    $368,400   $128,940       $13,754          40,000         $  3,770
  President and Chief         1997     247,509    162,500        13,754          21,300            2,335
  Executive Officer           1996     166,859    140,000            --          46,796            1,800
Roger K. Marach............   1998    $180,000   $ 90,000       $ 6,838          13,000         $  5,088
  Treasurer and Chief         1997     154,615     97,500         6,838           9,300            2,134
  Financial Officer           1996     144,200     92,500         6,838          31,198            1,337
Christopher E. Augur(4)....   1998    $225,000   $ 73,298       $40,488           4,000         $477,114
  President of SpeedFam       1997     173,654    105,000         9,851          15,500            2,175
  Corporation                 1996     139,327     90,000         6,838          28,078            1,005
Robert R. Smith............   1998    $159,748   $ 79,870       $22,261           9,000         $  1,652
  Managing Director --        1997     155,592     51,984        24,128           5,100            1,681
  SpeedFam Limited            1996     141,883     41,292        18,118          12,479            1,555

---------------
(1) Represents auto allowances and a portion of relocation expenses for Mr. Augur in fiscal 1997. Mr. Augur's remaining relocation expenses were reimbursed by the Company in fiscal 1998.

(2) Consists of the Company's matching contribution to the Company's 401(k) Plan and, for fiscal 1998, 1997 and 1996, payments of life insurance premiums in the following respective amounts: $288, $211 and $1,197 for Mr. Farley, $288, $535 and $1,270 for Mr. Kouzuma, $288, $334 and $437 for Mr. Marach,
    $288, $375 and $105 for Mr. Augur and $1,652, $1,681 and $1,555 for Mr.
    Smith. For Mr. Augur, includes $476,826 of severance compensation paid in connection with Mr. Augur's resignation and accrued by the Company as of May 31, 1998.

(3) During the Far East Joint Venture's fiscal year ended April 30, 1998 and 1997, Mr. Kouzuma received an aggregate of approximately $326,904 and $365,651 respectively from the Far East Joint Venture. During the Far East First Venture's fiscal year ended April 30, 1996, Mr. Kouzuma received an aggregate of approximately $399,587 from the Far East Joint Venture and, prior to entering into his employment agreement with the Company, Mr. Farley received an aggregate of approximately $44,000 from the Far East Joint Venture. All amounts in U.S. dollars above are based upon the average annual yen/dollar exchange rate for the subject year. See "Certain Relationships."

(4) Mr. Augur resigned from the Company effective June 12, 1998.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with James N. Farley as Chairman of the Board of Directors, Makoto Kouzuma as President and Chief Executive Officer, Roger K. Marach as Chief Financial Officer and Treasurer; and Robert R. Smith as Managing Director of SpeedFam Limited, the Company's British subsidiary (collectively, the "Employment Agreements"). The Employment Agreements, each dated June 1998, have a term ending May 31, 1999 and may be terminated for cause without a severance payment or without cause with one year's salary severance payment.

     The Employment Agreements set salaries, provide for bonuses at the discretion of the Compensation Committee of the Board of Directors, grant car allowances, and entitle the employee to participate in and receive the benefits of any and all pension, profit sharing, health, disability and insurance plans which the respective company may maintain. Salaries for each of Messrs. Farley, Kouzuma, Marach, and Smith have been set by their respective Employment Agreement at an annual amount of $260,000, $573,500, $200,000, and L102,500
(approximately $167,311 based on pound/dollar exchange rate on May 31, 1998), respectively. Mr. Farley has agreed to pay to the Company all compensation received from the Far East Joint Venture.

     In the event of sickness or disability which renders the employee unable to perform his duties, the respective company may, at its option, cease to pay compensation to the employee other than premiums on group health, disability and life insurance plans until the employee is able to reassume his duties.

     The Employment Agreements provide that if, during a two year period following a Change in Control of the Company (as defined in the Employment Agreements), the employee is terminated for any reason other than for cause, the employee will receive a severance payment of two times the sum of the employee's base annual salary and bonus. In addition, all unvested stock options awarded to the employee pursuant to the Company's stock option plans will immediately vest at that time.

     The Employment Agreements also provide that upon the termination of the employee, the employee agrees not to disclose trade secrets of the respective company and also agrees that any inventions originated or conceived by such employee during the term of his employment, and for a period of one year thereafter, relating to the respective company's business will be the property of the respective company. The employee further agrees not to compete against the respective company for a period of two years after termination of employment.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended May 31, 1998 to those Named Executive Officers who received stock options. No stock appreciation rights were granted during such year to any of the Named Executive Officers.

                                                INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                          --------------------------------------------------------------         VALUE AT
                                                   PERCENT OF                              ASSUMED ANNUAL RATES
                                                 TOTAL OPTIONS                                OF APPRECIATION
                          NUMBER OF SECURITIES     GRANTED TO     EXERCISE                  FOR OPTION TERM(4)
                           UNDERLYING OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
NAME                         GRANTED(1)(#)       FISCAL YEAR(2)   ($/SH)(3)      DATE         5%         10%
----                      --------------------   --------------   ---------   ----------   --------   ----------
Makoto Kouzuma..........         40,000               7.2%         $19.50      5/29/08     $490,538   $1,243,119
Roger K. Marach.........         13,000               2.3%         $19.50      5/29/08     $159,425   $  404,014
Christopher E.
  Augur(5)..............          4,000               0.7%         $19.50      5/29/08     $ 49,054   $  124,312
Robert R. Smith.........          9,000               1.6%         $19.50      5/29/08     $110,371   $  279,702

---------------
(1) Options become exercisable over a five-year period with 20% vesting annually beginning May 29, 1999. The term of the options is ten years.

(2) Based on an aggregate of 557,420 options granted to directors, officers and employees in fiscal 1998, including to any Named Executive Officers.

(3) The exercise price per share of each option was equal to 100% of the fair market value of the Common Stock on the date of grant, or the closing price on May 29, 1998.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

(5) Mr. Augur resigned from the Company effective June 12, 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth number of options exercised during the fiscal year ended May 31, 1998 and the number and value of unexercised options held by each of the Named Executive Officers at May 31, 1998. Mr. Farley, Chairman of the Board, has not been granted any stock options at his request.

                                                                                         VALUE OF
                                                                     NUMBER OF         UNEXERCISED
                                                                    UNEXERCISED        IN-THE-MONEY
                                   SHARES                           OPTIONS AT          OPTIONS AT
                                  ACQUIRED                           FY-END(#)         FY-END($)(2)
                                     ON             VALUE          EXERCISABLE/        EXERCISABLE/
NAME                            EXERCISE(#)     REALIZED($)(1)     UNEXERCISABLE      UNEXERCISABLE
----                            ------------    --------------    ---------------    ----------------
Makoto Kouzuma................         --                --        75,458/103,738    $850,788/284,706
Roger K. Marach...............     13,608          $440,945        27,947/ 56,575    $223,217/275,291
Christopher E. Augur(3).......         --                --        64,955/ 46,663    $840,792/275,291
Robert R. Smith...............      5,000          $224,715        51,122/ 32,376    $766,022/191,782

---------------
(1) Value is based on the difference between the stock option exercise price and the closing price on the date such options were exercised, multiplied by the number of shares of Common Stock underlying such stock options.

(2) Value is based on the difference between the stock option exercise price and the closing price on May 29, 1998 of $19.50, multiplied by the number of shares of Common Stock underlying the stock options.

(3) Mr. Augur resigned from the Company effective June 12, 1998.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee consists of Messrs. Bonke, Hill and Miller, with Mr. Miller serving as Chairman of the Committee. The duties of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. Specifically, the Compensation Committee, after consultation with senior management: (i) determines compensation for all officers of the Company, (ii) grants awards to officers under the Company's compensation and benefit plans, and (iii) adopts major Company compensation policies and practices. The Compensation Committee met 3 times during fiscal 1998 and reviewed the compensation packages of all executive officers and determined appropriate bonuses and other compensation, including the granting of options to purchase Common Stock.

     The Compensation Committee's executive compensation policies are intended to enable the Company to attract and retain qualified executives through a compensation program consisting of base salary, annual incentives and stock options. The level of compensation for the executive officers are generally intended to be competitive with those of other executives in similar positions and companies in the semiconductor equipment manufacturing business and other high technology-related companies, based upon the relative size of those companies and the scope of the executive's responsibilities. It is the Company's policy to target both base salaries and stock option awards at a competitive level with this group. Annual incentive opportunities are set slightly above the competitive group. This competitive group of companies is similar to, but not identical to, those companies used in the Peer Group Index described on page 10 of this Proxy Statement.

     After determining the level of compensation for each executive officer as compared with such person's counterparts, the Compensation Committee weighs the individual's performance and considers such officer's contribution to the financial and other objectives of the Company. The goals and objectives are established in advance of the performance period, and may reflect specific individual objectives for the officer, financial or other objectives for the Company, or a combination of these factors. Among the criteria used by the Company in making pay decisions both for salary actions and incentive awards are revenues, earnings, results of operations and special projects and the overall financial performance of the Company from year to year. Further, the Compensation Committee may adjust awards to an individual based on the specific achievements of the individual officer.

     In fiscal 1998, the Compensation Committee reviewed each officer's performance evaluation and the recommendations of the Chairman as to the achievements of the Company's and individual officer's performance goals. Based upon these reviews, the Compensation Committee determined the annual compensation payments reflected in the Summary Compensation Table included in this Proxy Statement.

     The Compensation Committee also may grant executives and other employees stock options under the Company's stock option plans. The Compensation Committee believes that stock ownership by management encourages management to maximize share owner value. Stock options granted to executives and other employees of the Company give optionees the right to purchase shares of the Company's Common Stock. Generally, the Compensation Committee grants stock options based on a number of factors, including, but not limited to, competitive practice, the individual's position in the Company, and the individual's performance and potential.

     The Company intends, to the extent practicable, to preserve the deductibility under the Internal Revenue Code for all compensation paid to its executive officers while maintaining compensation programs to attract, retain and motivate the highly qualified executives needed by the Company to operate successfully in a highly competitive marketplace.

     The Compensation Committee's basis for determining the compensation of the Company's Chief Executive Officer, Mr. Makoto Kouzuma, have been substantially the same as those referred to for the other executive officers of the Company. In determining Mr. Kouzuma's annual compensation, the Compensation Committee considered the extent to which the Company had achieved its strategic financial and operating goals. Mr. Kouzuma's option grant received in fiscal 1998 is in line with other chief executives in the industry.

                             COMPENSATION COMMITTEE
                                 Neal R. Bonke
                                Richard S. Hill
                           Robert M. Miller, Chairman

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no transactions involving members of the Compensation Committee and the Company.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the thirty-two month cumulative total return on the Common Stock to the thirty-two month cumulative total returns on the Nasdaq Market Index and the Peer Group Index. This measurement period begins on the date the Common Stock began trading and ends on the last trading date of the Company's last completed fiscal year. The Company designs, develops, manufactures, markets and services chemical mechanical planarization, or CMP, systems used in the fabrication of semiconductor devices and other high throughput precision surface processing systems used in the fabrication of thin film memory disk media, semiconductor wafers and general industrial components. The Peer Group Index used by the Company consists of eight companies that the Company believes engage in a similar business and serve similar markets as that of the Company. The companies in the Peer Group Index are as follows: Applied Materials Inc., FSI International, Inc., Integrated Process Equipment Corp., Lam Research Corp., Novellus Systems Inc., PRI Automation, Inc., Semitool Inc., and Silicon Valley Group, Inc.

     In the case of the Nasdaq Market Index and the Peer Group Index, a $100 investment made on October 10, 1995, and reinvestment of all dividends are assumed. In the case of the Company, a $100 investment made on October 10, 1995, is assumed (the Company paid no dividends in fiscal years 1996, 1997 or 1998).

                                        'SPEEDFAM                                NASDAQ
        Measurement Period           INTERNATIONAL,                               STOCK
      (Fiscal Year Covered)               INC.'            PEER GROUP         MARKET (U.S.)
10/10/95                                 100.00              100.00              100.00
Nov-95                                   143.26              102.70              108.00
Nov-96                                   183.15               79.62              132.24
Nov-97                                   230.34              121.07              164.74
May-98                                   175.28              111.76              182.31

                                PROPOSAL NO. 2:

                APPROVAL OF THE AMENDMENT TO THE 1995 STOCK PLAN
          FOR EMPLOYEES AND DIRECTORS OF SPEEDFAM INTERNATIONAL, INC.

     The Board of Directors recommends to the shareholders the approval of a proposed amendment to the 1995 Stock Plan which would increase the maximum aggregate number of shares of Common Stock as to which awards of options, restricted shares, units or rights may be made from time to time thereunder from 1,000,000 to 1,800,000 shares. The 1995 Stock Plan currently provides that a total of 1,000,000 shares of Common Stock may be issued pursuant to options, restricted shares, units or rights which may be granted or awarded thereunder. As of September 1, 1998, a total of 181,804 shares of Common Stock were available for such purpose. After giving effect to the proposed amendment to the 1995 Stock Plan, such maximum aggregate number of shares of Common Stock under the 1995 Stock Plan would be increased to 1,800,000 shares. Management believes that this amendment will further promote the Company's goals of enhancing the long-term profitability and shareholder value of the Company by offering stock-based incentives to those individuals who are key to the growth and success of the Company.

     The major provisions of the 1995 Stock Plan relating to stock options and the proposed amendments are described below:

     Term. The 1995 Stock Plan became effective as of July 27, 1995 and has no fixed expiration date.

     Administration. The 1995 Stock Plan is administered by the Compensation Committee which has the exclusive authority to make awards under the 1995 Stock Plan and all interpretations and determinations affecting the 1995 Stock Plan. No Compensation Committee member will be eligible to participate in the 1995 Stock Plan or may be awarded equity securities of the Company pursuant to the 1995 Stock Plan or any other plan of the Company during the year prior to Compensation Committee service unless the 1995 Stock Plan or any other such plan and the award under the 1995 Stock Plan or any other such plan comply with the applicable requirements of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The 1995 Stock Plan and the grant of stock options to the directors pursuant to the 1995 Stock Plan have been structured to comply with the applicable requirements of Rule 16b-3 and may only be amended to the extent permitted by Rule 16b-3.

     Participation. Participation in the 1995 Stock Plan is limited to key officers and other employees of the Company and any of its subsidiaries ("Employees") and any member of the Board of Directors of the Company who is not then an Employee or beneficial owner, either directly or indirectly, of more than 10% of the Common Stock ("Eligible Director"), who are selected from time to time by the Compensation Committee. Employees who are participants in the 1995 Stock Plan are also eligible to participate in any other incentive plan of the Company. Eligible Directors are eligible to receive automatic grants of non-qualified stock options pursuant to the provisions of the 1995 Stock Plan.

     Type of Awards. Awards under the 1995 Stock Plan may be in the form of stock options (including incentive stock options ("ISOs") which meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and in particular with all such requirements which apply to employees owning 10% or more of the total combined voting power of all classes of stock of the Company), restricted shares and restricted units. Stock Appreciation Rights ("SARs") may be awarded by the Compensation Committee in connection with any option granted under the Plan, either at the time the option is granted or thereafter at any time prior to the exercise, termination or expiration of the option ("tandem right"), or separately ("freestanding right"). Awards will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. However, the exercise price per share of Common Stock purchasable under any ISO and the option price of any SAR accompanying an ISO will not be less than 100% of the fair market value of a share of Common Stock on the date of grant of the ISO or SAR accompanying an ISO.

     Shares Available. As originally effective, no more than 1,000,000 shares of Common Stock may be issued under the 1995 Stock Plan (subject to adjustment as described below for stock splits, stock dividends, recapitalizations, mergers and other events as described in the 1995 Stock Plan). If the proposed amendment is approved, the maximum aggregate number of shares which may be issued under the 1995 Stock Plan will be increased to 1,800,000. Generally, any shares of Common Stock which cease to be subject to purchase under a granted option, or any forfeited restricted share or restricted units, will become available for subsequent awards under the 1995 Stock Plan.

     Stock Options. The term of all options granted to Employees under the 1995 Stock Plan will be fixed by the Compensation Committee; however, the term of ISOs; may not exceed ten years from the grant date. The exercise price for any shares of Common Stock purchasable under an option granted to Employees will be determined by the Compensation Committee subject to adjustment as described below. The exercise price for any shares purchasable under an ISO will not be less than 100% of the fair market value of a share of Common Stock on the date the ISO is granted. Each option granted to an Employee will become exercisable as determined by the Compensation Committee, provided the Compensation Committee may, in its discretion, accelerate the exercisability of any option, in whole or in part, at any time. The terms of non-qualified stock options granted to Eligible Directors, the exercise price for shares purchasable under such options and the date such options become exercisable are determined pursuant to the formula provision of the 1995 Stock Plan which can only be amended to the extent permitted by Rule 16b-3. However, each option granted either to an Employee or Eligible Director will become exercisable in full at the earliest of the death, Eligible Retirement (as defined in the 1995 Stock Plan) or Total Disability (as defined in the 1995 Stock Plan) of the option holder and may become exercisable if so provided under an option agreement in the discretion of the Compensation Committee in the event of an involuntary termination within three years of a Change in Control (as defined in the 1995 Stock Plan) of the Company. Each option shall be exercisable in full or in part, subject to certain requirements in the 1995 Stock Plan, by payment of the exercise price in cash or already owned shares for the number of shares of Common Stock to be purchased.

     Stock Appreciation Rights. The Compensation Committee may grant SARs in connection with any option granted under the 1995 Stock Plan, either as a tandem right or a freestanding right. Each tandem right is subject to the same term and conditions as the related options. The exercise price of SARs granted under the 1995 Stock Plan will be determined by the Compensation Committee; however, the exercise price of each SAR granted in connection with an ISO will not be less than 100% of the fair market value of a share of Common Stock on the date the ISO is granted. Upon exercise of an SAR, the holder will be entitled to receive the excess of the fair market value of a share of Common Stock over the total exercise price for a share of Common Stock, payable in cash (unless otherwise determined by the Compensation Committee).

     SARs may be granted to Employees deemed officers for purposes of Section 16 of the Exchange Act. SARs granted to such officers may not be transferred or disposed of within six months from the date of grant or within six months of the date the exercise price is fixed. SARs granted to such officers generally may be exercised only during the ten business days beginning on the third business day following announcement of the Company's quarterly earnings.

     Restricted Shares. The Compensation Committee may make awards of shares of Common Stock on such terms, conditions and restrictions as it determines. The holder of such shares will generally have the rights of shareholders subject to the provisions of the 1995 Stock Plan. The Compensation Committee may at any time, in its sole discretion, waive the terms and conditions and/or shorten the restricted period established for any award. All restrictions with respect to a restricted share award will lapse upon the earliest to occur of the death, Eligible Retirement or Total Disability of the holder or a Change in Control of the Company. Except as set forth elsewhere in this summary and in the 1995 Stock Plan, all restricted shares and all rights with respect to such restricted shares will be forfeited by reason of termination of employment. None of the shares subject to a restricted share award may be sold, transferred, assigned or pledged until they are delivered to the holder of the share award.

     Restricted Units. The Compensation Committee is authorized to grant and to determine the terms, conditions and restrictions of any restricted unit awards. No shares of Common Stock will be issued at the time the award is made and the Company will not be required to set aside funds for the payment of any such award. The Compensation Committee may at any time, in its sole discretion, waive the terms and conditions and/or shorten the restricted period established for any award. All restrictions with respect to a restricted unit award will lapse upon the earliest to occur of the death, Eligible Retirement or Total Disability of the holder or a Change in Control of the Company. Restricted unit awards may be paid in cash or shares or any combination thereof.

     Adjustments. The Compensation Committee may, at any time, in the event of any stock dividend, stock split, recapitalization, merger, consolidation or other change in the capitalization of the Company or similar corporate transaction or event affecting the Common Stock in such manner as it deems equitable, adjust, among other things, (i) the limitation of shares that may be issued under the 1995 Stock Plan; (ii) the number and class of shares that may be subject to stock options, restricted shares or restricted units that have not been issued; (iii) the exercise price to be paid for unexercised stock options; and (iv) the share value used to determine the amount of value of any award under the 1995 Stock Plan.

     Termination and Amendment. The Board of Directors may suspend, terminate, modify or amend the 1995 Stock Plan at any time, but if any such amendment requires shareholder approval in order to meet the requirements of the then applicable rules under Section 16(b) of the Exchange Act, such amendment may not be effected without obtaining shareholder approval. The Board of Directors may terminate the 1995 Stock Plan, but the terms of the 1995 Stock Plan will continue to apply to awards granted prior to such termination. No suspension, termination, modification or amendment of the 1995 Stock Plan may adversely affect the rights of an Employee or Eligible Director under previously granted awards.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION WHICH WILL BE PRESENTED AT THE ANNUAL MEETING:

     RESOLVED: that the amendment to the 1995 Stock Plan for Employees and Directors of SpeedFam International, Inc., as amended as of May 22, 1997, which would increase the maximum aggregate number of shares of Common Stock as to which awards of options, restricted shares, units or rights may be made from time to time thereunder from 1,000,000 to 1,800,000 shares, be approved.

                                 PROPOSAL NO. 3

           APPROVAL OF THE AMENDMENT TO THE 1995 STOCK PURCHASE PLAN
                 FOR EMPLOYEES OF SPEEDFAM INTERNATIONAL, INC.

     The Board of Directors recommends to the shareholders the approval of a proposed amendment to the 1995 Purchase Plan which would increase the maximum aggregate number of shares of Common Stock available for sale thereunder from 500,000 to 1,000,000 shares. The 1995 Purchase Plan currently provides that a total of 500,000 shares of Common Stock may be issued pursuant to such Plan. As of September 1, 1998, a total of 272,520 shares of Common Stock were available for such purpose. After giving effect to the proposed amendment to the 1995 Purchase Plan, such maximum aggregate number of shares of Common Stock under the 1995 Purchase Plan would be increased to 1,000,000 shares. Management believes that this amendment will further promote the Company's purpose of providing employees of the Company with an opportunity to purchase Common Stock of the Company.

     The major provisions of the 1995 Purchase Plan relating to stock options and the proposed amendments are described below:

     Term. The 1995 Purchase Plan became effective on October 6, 1995 and will continue in effect for a term of 20 years unless terminated earlier pursuant to the provisions of the 1995 Purchase Plan.

     Administration. The 1995 Purchase Plan is administered by the Board of Directors or a committee of members of the Board appointed by the Board.

     Participation. Only employees may participate in the 1995 Purchase Plan. For this purpose, an "employee" is any person, including an officer, who is regularly employed at least 20 hours per week and more than five months per calendar year by the Company or one of its Designated Subsidiaries (as defined in the 1995 Purchase Plan). No employee shall be permitted to subscribe for shares under the 1995 Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary (including stock issuable upon exercise of options held by him or her), nor shall any employee be granted an option that would permit him or her to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) under the 1995 Purchase Plan in any calendar year. At September 1, 1998 there were employees eligible to participate in the 1995 Purchase Plan.

     Type of Awards. On the first day of an offering period, each eligible employee participating in the 1995 Purchase Plan will be granted an option to purchase (at the per share option price) up to a certain number of shares of Common Stock. There will generally be one offering under the 1995 Purchase Plan during each six month period. The most recent offering period commenced on July 1, 1998 and will terminate on December 31, 1998. Offering periods have been and are currently intended to be January 1 through June 30 and July 1 through December 31 and continue until the 1995 Purchase Plan is terminated. The Board of Directors of the Company, or any committee designated by the Board of Directors to administer the 1995 Purchase Plan will have the power to change the duration of future offering periods with respect to future offerings without shareholder approval if the change is announced at least fifteen days prior to the first offering period to be affected.

     Shares Available. The maximum number of shares of Common Stock originally available for sale under the 1995 Purchase Plan was 500,000 shares. If the Proposed amendment is approved, the maximum aggregate number of shares available under the 1995 Purchase Plan will be increased to 1,000,000. In the event of any changes in the capitalization of the Company affected without receipt of consideration by the Company, such as stock splits or stock dividends, combination or reclassification of the Common Stock, or any other increase or decrease in the number of outstanding shares of Common Stock, proportionate adjustments will be made by the Company in the shares subject to purchase and in the price per share.

     Stock Options. The per share option price of shares sold in an offering under the 1995 Purchase Plan will be the lower of (i) 85% of the fair market value of a share of Common Stock of the Company on the first day of an offering period or (ii) 85% of the fair market value of a share of Common Stock on the last day of an offering period. The fair market value of a share of Common Stock on a given date shall be the closing price as reported in The Wall Street Journal or, if not so reported, the fair market value shall be determined pursuant to the provisions of the 1995 Purchase Plan. The 1995 Purchase Plan provides that the purchase price of such shares of Common Stock during the offering period shall not exceed 15% of the employee's total compensation during such offering period. Funds received upon sales of Common Stock under the 1995 Purchase Plan will be used for general corporate purposes. The option for the purchase of shares available to each participant in the 1995 Purchase Plan will be exercised automatically on the last day of an offering period, and the maximum number of shares will be purchased for such participant subject to payment in full by the participant for such shares within 30 days. An eligible employee who is a participant in the 1995 Purchase Plan may terminate his or her interest in a given offering by signing and delivering to the Company a notice of withdrawal from the 1995 Purchase Plan at least fifteen days prior the last day of the offering period. Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the 1995 Purchase Plan immediately.

     Adjustments. The Board of Directors may make provision for adjusting the number of shares of Common Stock reserved, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation. In the event of the proposed liquidation or dissolution of the Company, the offering period will cease and an employee's participation in the 1995 Purchase Plan will be terminated immediately before consummation of such proposed event unless otherwise provided by the Board of Directors. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the employee's rights may be satisfied by assumption of the Company's obligations by such acquiring or successor corporation unless the Board of Directors determines that the employee will have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board of Directors makes an option fully exercisable in lieu of assumption or substitution in such event, the employee's option will be fully exercisable for fifteen days from the date of notice by the Board of Directors, after which the employee's rights under the 1995 Purchase Plan shall terminate.

     Termination and Amendment. The Board of Directors at any time amend or terminate the 1995 Purchase Plan, except that no such termination may affect options previously granted and no amendment may make any change in any option granted prior to such time which adversely affects the rights of any participant in the 1995 Purchase Plan. Under the 1995 Purchase Plan, an amendment to increase the number of shares reserved for issuance requires the prior approval of the shareholders of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION WHICH WILL BE PRESENTED AT THE ANNUAL MEETING:

     RESOLVED: that the amendment to the 1995 Stock Purchase Plan for Employees of SpeedFam International, Inc. which would increase the maximum aggregate number of shares of Common Stock available for sale thereunder from 500,000 to 1,000,000 shares, be approved.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed KPMG Peat Marwick LLP, certified public accountants, as independent auditors to examine the annual consolidated financial statements of the Company and its subsidiaries for fiscal 1999. A representative of KPMG Peat Marwick LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to shareholders' questions.

                             STOCKHOLDER PROPOSALS

     If a shareholder intends to present a proposal at the Company's 1999 annual meeting of shareholders and desires that the proposal be included in the Company's Proxy Statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at the Company's principal executive offices not later than May 20, 1999. As to any proposal that a shareholder intends to present to shareholders without inclusion in the Company's Proxy Statement for the Company's 1999 annual meeting of shareholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the Company receives notice of the matter to be proposed not later than July 26, 1999. Even if proper notice is received on or prior to July 26, 1999, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no matters to be brought before the meeting other than the matters referred to in this Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ James N. Farley

                                          James N. Farley
                                          Chairman of the Board

September 8, 1998

SPEEDFAM INTERNATIONAL, INC.
305 NORTH 54TH STREET
CHANDLER, ARIZONA 85226-2416

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints James N. Farley and Roger K. Marach, and each of them, with full power of substitution, Proxies, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of SpeedFam International, Inc. held of record by the undersigned on September 1, 1998 at the Annual meeting of Shareholders to be held on October 8, 1998, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE BOARD'S NOMINEES AND "FOR" PROPOSAL 2 AND PROPOSAL 3.






              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED



                SPEEDFAM INTERNATIONAL, INC. 1998 ANNUAL MEETING

1. ELECTION OF DIRECTORS:      1-James N. Farley  2-Makoto Kouzuma        /  / FOR all              / /  WITHHOLD AUTHORITY
   (Items expiring at the      3-Neil R. Bonke  4-Richard S. Hill              nominees listed to        to vote for all
   1998 Annual Meeting)        5-Dr. Stuart Meyer  6-Robert M. Miller          the left (except as       nominees listed
                                                                               specified below).         to the left.

(Instructions: To withhold authority to vote for any indicated nominee,    (Arrow, pointing to the right)      /          /
write the number(s) of the nominee(s) in the box provided to the right).

2. To approve an amendment to the 1995 Stock Plan for Employees and
   Directors of SpeedFam International, Inc. as amended as of May 22,
   1997, to increase the maximum number of shares of the Company's         / / FOR    / / AGAINST   / / ABSTAIN
   Common Stock reserved for issuance thereunder from 1,000,000 to
   1,800,000.

3. To approve an amendment to the 1995 Employee Stock Purchase Plan
   of SpeedFam International, Inc. to increase the maximum aggregate      / / FOR    / / AGAINST   / / ABSTAIN
   number of shares of the Company's Common Stock reserved for issuance thereunder from 500,000 to 1,000,000.

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER
   BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                   Date: __________________     NO. OF SHARES
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
Address Change?
Mark Box            /  /   Name Change?    /  /                 /            /
Indicate changes below:



                                                                Signature(s) in Box
                                                                Please sign exactly as your name appears hereon.
                                                                When shares are held by joint tenants, both
                                                                should sign . When signing as attorney, executor,
                                                                administrator, trustee or guardian, please give your
                                                                full title as such. If a corporation, please sign
                                                                in full corporate name by President or other
                                                                authorized officer/ Of a partnership, please sign
                                                                in partnership name by authorized person.